Exhibit 10.43

October 15, 2004

Kevin P. Fitzgerald
Chairman and Chief Executive Officer
Ener1, Inc.
500 W. Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309

      Re:   Financing Commitment

Dear Mr. Fitzgerald:

        For Ten Dollars and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this letter will confirm Ener1 Group, Inc.‘s irrevocable and unconditional commitment to purchase, for an aggregate sum of $3,000,000, at Ener1, Inc.‘s option, through a private placement pursuant to Regulation D under the Securities Act of 1933, as amended, up to 30,000 shares of Ener1 7% Series B Preferred Stock for the price of $100 per share, such preferred to have the rights set forth in the Certificate of Designations included in Exhibit A hereto, plus 10 year, immediately exercisable warrants for up to 833,334 shares of Ener1, Inc. common stock, $.01 par value, at $1.25 per share, and 833,334 shares of Ener1, Inc. common stock, $.01 par value, at $1.50 per share, such warrant to be substantially in the form and substance included in Exhibit A hereto. The number of preferred shares and shares contained in the respective warrants for any specific drawdown hereunder shall bear the same ratio to the total preferred shares and shares covered by each warrant as the dollar amount of the corresponding drawdown hereunder shall bear to the total $3,000,000 commitment hereunder.

        Ener1, Inc. may, in its sole and absolute discretion, elect to draw down or not on the above commitment and is under no obligation to draw down at all. If Ener1, Inc. elects to draw down on the commitment, it may do so at any time and from time to time, in part or in whole, beginning November 10, 2004, by notifying Ener1 Group in writing of the amount of such drawdown and the required funds delivery date, which date shall be at least two business days from the date of such notice. Any drawdowns on the above commitment shall be documented in substantially the form and substance of Exhibit A hereto, as to each separate drawdown. Ener1 Group shall have no rights whatsoever to purchase preferred shares or warrants hereunder unless, and then only to the extent that, Ener1, Inc. elects, in its sole discretion, to draw down hereunder.

        Ener1 Group, Inc. acknowledges that Ener1, Inc. is relying, and may rely, on this commitment. Ener1 Group, Inc. warrants to Ener1, Inc. that there are no legal or other impediments to Ener1 Group, Inc.‘s ability to carry out the terms of this commitment and that Ener1, Inc. has no obligation to draw down to any extent on the commitment hereunder.

        Ener1, Inc. shall remit to Ener1 Group, Inc. the sum of $1,000,000 if the $3,000,000 commitment hereunder is taken down in full, as a fee for Ener1 Group, Inc.‘s assistance in obtaining this commitment and the Cofis Compagnie Fiduciaire S.A. $15 million preferred stock/warrants financing for Ener1, Inc. which has been completed. If Ener1 does not take down any portion of the $3,000,000 commitment, then no portion of the $1,000,000 shall be payable to Ener1 Group, Inc. in any event. For any partial takedown, Ener1, Inc. shall remit to Ener1 Group, Inc. an amount equal to one third of the amount taken down. If the entire $3,000,000 is not taken down, Ener1, Inc. shall have no further obligation to Ener1 Group, Inc. beyond the sums payable for such takedowns as have occurred in accordance with the above terms.

        The parties acknowledge that Cofis Compagnie Fiduciaire S.A. (“Cofis”) is likely to provide the financing contemplated herein directly to Ener1, Inc. on the same terms and conditions as contemplated herein and as contained in the above-referred to $15 million financing, except that if Cofis provides the $3 million financing, Ener1, Inc. will remit to Ener1 Group, Inc. (and not to Cofis) the amounts (i.e., some of all of the $1 million, depending on the amounts drawn down) that would have been payable had Ener1 Group, Inc. provided the funds. In the event (but only to the extent) that Cofis provides some or all of such financing, Ener1 Group, Inc. will be excused from its obligations to provide the financing required under this letter of commitment. If Cofis provides less than the entire $3 million, Ener1 Group, Inc. remains obligated to provide the remainder of the $3M on the terms and conditions hereof.

        [This space intentionally blank. Signature page to follow.]

        This letter of commitment is agreed to by Ener1 Group, Inc. and Ener1, Inc., through their respective authorized representatives, effective as of the day first written above.

Ener1 Group, Inc. By: ____________________ Name: Mike Zoi Title: President	Ener1, Inc. By: ____________________ Name: Kevin Fitzgerald Title: Chief Executive Officer